UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2013

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50761	11-3146460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Plaza Drive Latham, New York 12110
(Address of Principal Executive Offices) (Zip Code)

(518) 795-1400
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)               On December 10, 2013, the employment of Stephen McGill, Senior Vice President and General Manager, International, of AngioDynamics, Inc. (the “Company”), was terminated, effective March 9, 2014.

(e)               On December 6, 2013, the Company entered into a change in control agreement with Mark T. Frost, Executive Vice President – Chief Financial Officer (the “Change in Control Agreement”).  The Change in Control Agreement has an initial term ending December 31, 2013.  Unless notice is earlier provided, on January 1, 2014 and each January 1 thereafter, the Change in Control Agreement will automatically renew for additional one year terms; provided, however, that if a Change in Control occurs, the term shall expire no earlier than 12 calendar months after the calendar month in which such Change in Control occurred.  “Change in Control” is generally defined as any of the following:  (i) a person is or becomes a beneficial owner of more than 50% of the Company’s voting securities; (ii) the composition of a majority of the Company’s board changes; (iii) the Company consummates a merger or consolidation; or (iv) the shareholders approve a plan of liquidation or sale of substantially all of the Company’s assets.  The Change in Control Agreement provides, among other things, that if a Change in Control occurs during the term of the Agreement, and Mr. Frost’s employment is terminated either by the Company or by Mr. Frost, other than (a) by the Company for Cause, (b) by reason of death or disability, or (c) by Mr. Frost without Good Reason, Mr. Frost will receive a severance payment equal to two (2) times his annual base salary plus unpaid and prorated annual bonus amounts and earned but unused vacation time.  The receipt of such payment is subject to Mr. Frost’s execution of an effective release of claims in favor of the Company and a non-competition and non-solicitation agreement that remains effective for twenty-four (24) months following Mr. Frost's termination of employment.

For purposes of the Change in Control Agreement, “Cause” is generally defined as Mr. Frost’s:  (i) willful and continued failure to substantially perform his duties with the Company as such duties were in effect prior to any change therein constituting Good Reason (other than due to disability or after the occurrence of an event constituting Good Reason); (ii) engaging in willful conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) insubordination, as defined from time to time by the Board; or (iv) conviction of (a) a felony or (b) a crime involving fraud, dishonesty or moral turpitude.  For purposes of the Change in Control Agreement, “Good Reason” is generally defined as the occurrence, after any Change in Control, of:  (i) the assignment to Mr. Frost of any duties inconsistent with or any substantial alteration of his position in the Company immediately prior to the Change in Control or a reduction in his title; (ii) a reduction by the Company in Mr. Frost’s annual base salary; (iii) a significant reduction in Mr. Frost’s compensation, benefits or reimbursements which is not replaced with substantially equivalent compensation, benefits or reimbursements; (iv) the Company’s failure to pay or provide any amount or benefit that the Company is obligated to pay or provide to Mr. Frost; (v) the Company’s failure to pay Mr. Frost a bonus, for each fiscal year following a Change in Control and during the term, at least equal to 80% of a specified bonus amount; (vi) the relocation of Mr. Frost’s principal place of employment which increases his commuting time or the Company’s requiring Mr. Frost to travel on business other than to an extent substantially consistent with his business travel obligations prior to the Change in Control; (vii) a significant adverse change occurs, whether of a quantitative or qualitative nature, in the indemnification protection provided to Mr. Frost for acts and omissions arising out of his service on behalf of the Company or any other entity at the request of the Company; or (viii) the Company fails to obtain the assumption of the Change in Control Agreement by the Company’s successor.

Payment made under the Change in Control Agreement is generally made in a lump sum within thirty (30) days following termination (subject to delay if required by Section 409A of the Internal Revenue Code).  In addition, the Change in Control Agreement provides that in the event that the severance and other benefits provided for in the Agreement or otherwise payable to Mr. Frost would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to Mr. Frost.

The foregoing descriptions of the Change in Control Agreement is qualified in its entirety by the text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by this reference.

Item 9.01.   Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit No.	Description
10.1	Change in Control Agreement, dated as of December 6, 2013, between AngioDynamics, Inc. and Mark T. Frost.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.
(Registrant)

Date: December 12, 2013	By:	/s/ Stephen A. Trowbridge
Stephen A. Trowbridge
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Change in Control Agreement, dated as of December 6, 2013, between AngioDynamics, Inc. and Mark T. Frost.